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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF WHITE & CASE LLP]


September 22, 2004

AMH Holdings, Inc.
3773 State Road
Cuyahoga Falls, Ohio 44223

Ladies and Gentlemen:

We have acted as special counsel for AMH Holdings, Inc. (the "Company") in connection with the registration of $446,000,000 aggregate principal amount at maturity of the Company's 11 1/4% Senior Discount Notes due 2014 (the "Exchange Notes") under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on May 14, 2004, and as amended to the date hereof (the "Registration Statement"). The Exchange Notes will be issued pursuant to an indenture dated as of March 4, 2004 (the "Indenture"), by and between the Company and Wilmington Trust Company, as trustee.

In so acting, we have examined such certificates of public officials and certificates of officers of the Company and its subsidiaries, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records and papers of the Company and its subsidiaries, and such other documents, records and papers as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Exchange Notes have been duly authorized, and when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the exchange offer as set forth in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equitable principles (whether applied by a court of law or equity).

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                                                             [WHITE & CASE LOGO]

AMH Holdings,Inc.

September 22, 2004

Our opinions set forth herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States, and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

Very truly yours,

/s/ White & Case LLP

JK:YR

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